1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

SANTA FE GOLD PROVIDES UPDATE ON COLUMBUS SILVER ACQUISITION

ALBUQUERQUE, New Mexico – February 1, 2011 – Santa Fe Gold Corporation (OTCBB: SFEG) announced it has loaned US$200,000 to Columbus Silver Corporation (TSXV: CSC) in connection with the Memorandum of Understanding dated September 24, 2010, under which the two companies set out agreed terms for completing a business combination. In consideration of Santa Fe advancing the $200,000, Columbus Silver has agreed to proceed with the proposed business combination. Columbus Silver also has agreed to deal exclusively with Santa Fe in connection with any acquisition proposal until March 31, 2011. Columbus Silver will use the loan to cover certain property payments, legal costs and operating expenses through April 30, 2011, by which time the parties anticipate being able to consummate the business combination. The combination with Columbus Silver is a notable step forward in Santa Fe’s objective of becoming a significant North American precious metals producer.

“The Columbus Silver transaction is taking longer than originally anticipated due to Canadian regulations requiring Santa Fe to become current in financial and technical reporting under Canadian standards”, said Pierce Carson, President and CEO. “However, we are pleased to have received Columbus Silvers’ commitment to proceed with the transaction and to have arranged an extension of the exclusivity period.

“This transaction is strategically important to Santa Fe and potentially will more than double our controlled gold and silver resources available for processing at our fully-permitted and operating flotation mill near Lordsburg, New Mexico. Processing of new resources will build on silver and gold production sourced from our Summit mine.

“This is an exciting time for the shareholders of Santa Fe and Columbus Silver. The successful completion of the merger will position the combined company to deliver both near and long-term value to its shareholders through existing production growth as well as significant development and exploration upside from a diverse portfolio of precious metal properties.”

In connection with the $200,000 loan, Columbus Silver executed a Promissory Note in favour of Santa Fe. Simple interest on the outstanding principal amount of $200,000 shall accrue at the rate of four percent (4%) per annum. On December 31, 2012, the outstanding principal amount and all accrued and compounded interest shall be due and payable. In the event the business combination does not proceed, the loan may be repaid in Columbus Silver stock after compliance with TSX Venture Exchange requirements.

Pursuant to the Memorandum of Understanding, Santa Fe will acquire all of the outstanding shares of common stock of Columbus Silver in exchange for shares of Santa Fe common stock. The contemplated exchange ratio is one share of Santa Fe common stock for every 5.82515 shares of Columbus Silver’s common stock. It is contemplated that Santa Fe will issue a total of 8,787,527 shares in the transaction. Following completion of the transaction, it is estimated that Santa Fe will be owned 91.37% by current Santa Fe shareholders and 8.63% by Columbus Silver shareholders.

The Memorandum of Understanding contemplates a business combination by way of a Plan of Arrangement, which is subject to Canadian court approval. In addition, the proposed transactions are subject to the final approval of the boards of directors of Santa Fe and Columbus Silver, stock exchange and regulatory approvals, and Columbus Silver shareholder approval.

Additional Information

The Promissory Note and a related Side Letter are included as Exhibits to Santa Fe’s Current Report on Form 8-K, which it will file promptly with the SEC. Santa Fe’s Current Report on Form 8-K will be available at the website maintained by the SEC at www.sec.gov.

About Santa Fe Gold:

Santa Fe Gold is a U.S.-based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in southwestern New Mexico; (ii) a substantial land position at the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Ortiz gold property in north-central New Mexico, estimated to contain two million ounces of gold; (iv) the Black Canyon mica mine and processing facility near Phoenix, Arizona; and (v) a large resource of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com.
To learn more about Columbus Silver, visit www.columbussilvercorp.com.

Forward Looking Statements:

The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a “forward-looking statement” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While Santa Fe Gold believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than any of those indicated in the forward-looking information contained herein.

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. We use certain terms in this news release, such as “reserves”, “resources”, “geologic resources”, “proven”, “probable”, ”measured”, ”indicated” and “inferred”, that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our latest Form 10-K and other reports filed with the SEC. You can review and obtain copies of these filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact:
W. Pierce Carson, President and Chief Executive Officer
(505) 255-4852